Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Brian Anderson, VP, Strategy & Investor Relations	Keith Negrin, VP, Communications
651-447-4197	612-669-1459
brian.anderson@deluxe.com	keith.negrin@deluxe.com

Hugh S. “Beau” Cummins III Elected to Deluxe Board of Directors

MINNEAPOLIS – (BUSINESS WIRE) – January 28, 2025 — Deluxe (NYSE: DLX), a trusted Payments and Data company, has announced the election of Hugh S. “Beau” Cummins III to its Board of Directors, effective February 21, 2025.

Mr. Cummins, a 36-year banking industry veteran, most recently served as the Vice Chair and Chief Operating Officer of Truist Financial Corporation. In that role, he oversaw operational services, enterprise transformation, enterprise performance acceleration, corporate strategy, corporate development, and venture capital, as well as enterprise payments, governance and controls. He was also a member of Truist’s Operating Council.

“Beau helped chart Truist’s path for the success coming out of the merger of SunTrust and BB&T,” said Cheryl Mayberry McKissack, Chair of the Deluxe Board of Directors. “Not only did he help shape the new organization, but he also ensured that its operations – and its people – came along for every step of the journey.”

“I am incredibly pleased to welcome Beau to the board,” said Barry McCarthy, President and CEO of Deluxe. “His impact on the culture and strategy at Truist have been immeasurable, and his experience in navigating change while ensuring operational excellence is a welcomed addition to our team as we continue to fulfill our promise as a trusted Payments and Data company.”

“During my time at Truist, my goal was always to lead talented teams to achieve results that exceed expectations,” said Cummins. “I look forward to continuing that legacy with Deluxe and its exceptional collection of executives and teammates as the company continues its strategic evolution into a payments and data leader.”

Mr. Cummins currently serves on the board of directors of Atrium Health Foundation. He served on the board of Truist Insurance Holdings and served on Miami University’s Farmer School of Business Advisory Council as well as on Vanderbilt’s Owen School of Business Board of Visitors.

Mr. Cummins earned a bachelor’s degree in business administration from Miami University in Oxford, Ohio, and an MBA from the University of Michigan.

Deluxe also announced that each of William C. Cobb and Martyn R. Redgrave notified the Board of Directors on January 22, 2025 that each of them has decided not to stand for re-election at the Company’s 2025 Annual Meeting of Shareholders.

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About Deluxe Corporation
Deluxe, a trusted Payments and Data company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.